Exhibit 10.5

[      ], 2026

Richard G. Thornberry

13027 Starbuck Road

St. Louis, Missouri 63141

Re:	Consulting Services for Radian Group Inc.

Dear Rick:

This letter agreement sets forth the terms of the agreement between you and Radian Group Inc. (“Radian”) relating to certain consulting services that you will provide as an independent contractor to Radian and its subsidiaries and affiliated companies (collectively, the “Company”).

1. Services.

a. Commencing January 1, 2027 (the “Commencement Date”) and until June 30, 2027, you shall provide consulting services to the Company as described on the attached Appendix A (the “Services”). You shall exercise reasonable skill and care in providing the Services hereunder, and shall perform the Services in a professional manner, consistent with industry standards. You shall provide the Services to the Company at such times and in such manner as reasonably requested by Radian’s Chief Executive Officer and consistent with your senior executive experience and expertise with the Company. No other person may perform the Services under this letter agreement without Radian’s prior written consent.

b. You and Radian agree that it is anticipated that you will render the Services each month at a level that will not exceed 20% of the average level of your services as an employee of Radian over the 36-month period preceding the Commencement Date.

2. Independent Contractor Relationship. You shall perform the Services as an independent contractor to the Company. Nothing in this letter agreement shall be construed to create any association, partnership, joint venture or relationship of principal and agent or employer and employee between you and the Company or to provide any party with the right, power or authority to create any such duty or obligation on behalf of the other party. You shall not hold out yourself as an affiliate, agent, officer, director or employee of or partner, joint venturer, co-principal or co-employer with the Company. Nothing herein shall prevent you from referring to yourself as a consultant to the Company. As a consultant, you shall have discretion over your working methods, hours, and means of operation. The Company is solely interested in the results of your work and shall have no right to direct or control your activities or the manner in which you achieve its desired results. You shall not be treated as an employee of the Company for any purpose, including, without limitation, for the purposes of any employee or fringe benefits provided by the Company to its employees including, without limitation, employee insurance, savings, medical, health care, fringe benefit, equity compensation, deferred compensation or bonus plans, or for withholding tax purposes. There is no employer/employee relationship established by this letter agreement, nor does this letter agreement or the Services hereunder create a promise, actual or implied, of future employment with the Company or any other entity, or for a right to any compensation in lieu of an offer of such employment.

3. Consulting Fee. As full and exclusive consideration for the Services, Radian shall pay you a fee as described on the attached Exhibit A.

4. Location of Performance of Services. It is anticipated that you will primarily perform the Services remotely from your home office or other location selected by you. Although it is not expected to be necessary, if you travel in connection with providing the Services, Radian will reimburse you for the reasonable expenses related to your travel as requested by Radian, in accordance with Radian’s business expense reimbursement policies. Notwithstanding anything to the contrary in this Section 4, any travel for business in the course of performing your duties for the Company under this Agreement is subject to your consent and, to the extent you travel for business by air or rail in the course of performing your duties for the Company under this Agreement, you may be booked in first class, or, if first class is not available, in business class.

5. Compliance with Restrictive Covenants. You agree that your continuing obligations under Section 5 of the Separation and Release Agreement between you and Radian, to which this letter agreement is attached as a schedule, shall remain in full force and effect during and after the Term (as defined below) and are hereby incorporated by reference.

6. Proprietary Information and Works.

a. The term “Proprietary Information” includes but is not limited to the Company’s modes and methods of conducting its business and marketing activities, its trade secrets, customer lists, investor lists, independent consultant lists, partner lists, copyrighted and non-copyrighted or non-protected computer software programs, techniques of operation, financial structure and information, inventions, improvements, enhancements, sources of development, technical developments, trademarks, computer programs, know-how, techniques, data, discoveries, copyrightable works, and other information, ideas, inventions or documents regarding the business or technology of the Company. Without limiting the foregoing, Proprietary Information also includes the Company’s business plans, strategies and proposals, past or future financings, marketing plans and strategies, forecasts, pricing information and strategies, the names, contacts and preferences of past, current and prospective independent consultants and customers, the salaries, duties, qualifications, performance levels, and terms of compensation of employees and consultants, and/or the Company’s actual or anticipated business, research or development. Proprietary Information includes the items set forth above whether or not developed or created by the Company. Proprietary Information is and shall at all times remain the Company’s property. Work (as defined below) owned by or assigned to the Company pursuant to this letter agreement shall be considered part of the Proprietary Information.

b. The term “Work” shall mean any work of authorship, text, writing, art, graphics, web site materials, manuals, documentation, photographs, research, including interviews, information stored in any media, software, computer code (including both source code and object code), invention, discovery, know-how, idea, trade secret, technique, formula, machine, method, model, process, product, device, composition, program, design, confidential information, proprietary information or configuration of any kind.

c. The term “Consultant Proprietary Information and Work” shall mean any Proprietary Information or Work created, discovered, produced, made, written, developed or conceived by you, alone or with others, whether or not patentable or copyrightable, in connection with the Services provided to the Company at any time while you are engaged by the Company. For the avoidance of doubt, Consultant Proprietary Information and Work shall not include any proprietary information or Work created, discovered, produced, made, written, developed or conceived by you, alone or with others, whether or not patentable or copyrightable, that does not relate to the Company or the Services.

d. You shall, within a reasonable period of time, communicate to the Company, in writing, all Consultant Proprietary Information and Work. For the purpose of this letter agreement, a reasonable period of time means a period of time that allows the Company to exploit the Consultant Proprietary Information and Work in the existing and reasonably contemplated operation of the Company.

e. You shall not, without the prior written consent of Company, make use of or incorporate into any Work (or require for the use, operation or maintenance of any Work) any materials, technology, software or intellectual property created, developed or authored by any third party.

f. You acknowledge that all Consultant Proprietary Information and Work shall be deemed a work-made-for-hire and shall be the property of the Company. To the extent that any such Consultant Proprietary Information or Work is not, by operation of law or otherwise, deemed to be the property of the Company, you agree to assign, transfer and convey, hereby assign, transfer and convey, and hereby cause the assignment, transference and conveyance, to the Company of all right, title and interest in and to all Consultant Proprietary Information and Work for the territory of the United States and its possessions and territories and all foreign countries, as well as complete ownership of all United States and foreign patent applications, including provisionals, non-provisionals, divisions, continuations, continuations-in-part, requests for continued examinations, utility models, PCT applications and designs and any other related United States and foreign applications and equivalents thereof, along with the right to claim priority to such applications under any treaty relating thereto (“Applications”), all United States and foreign patents, utility models, inventor’s certificates and designs and all equivalents thereof which may be granted for said Applications, including extensions, renewals, reissues and reexamination certificates thereof (“Patents”), trademarks, copyrights, trade secrets and other intellectual property rights which the Company may desire to secure with respect to such Proprietary Information and Work. You further agree, both during the Term and thereafter, to cooperate with the Company in procuring such Applications, Patents, trademarks, copyrights, trade secrets, and other intellectual property rights, including executing or causing the execution of all assignments and any other documents necessary or incidental to such processes, all without further payment or consideration. In the event the Company is unable, after reasonable effort, to obtain your signature on any such documents, you hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf solely to execute and file any such Applications or other document and do all other lawfully permitted acts to further the prosecution and issuance of Patents, trademarks, copyrights or other intellectual property rights related to the Consultant Proprietary Information and Work with the same legal force and effect as if you had executed them. You agree that this power of attorney is coupled with an interest. You shall keep the Company apprised of your mailing address and telephone number for two years after the end of the Term to assist in execution of any such instrument or papers. You agree that the Company shall have the sole right to use, exploit, merchandise, and publish the Consultant Proprietary Information and Work in any form and in any and all media, whether now known or hereafter devised, throughout the world, in all languages, as the Company in its sole discretion shall determine. You further agree to protect such Consultant Proprietary Information and Work from disclosure to persons outside the Company, except as the Company shall direct in writing. Any use of the Consultant Proprietary Information and Work by you is at the sole discretion of and subject to prior written approval from the Company. At the end of the Term, to the extent not already disclosed to the Chief Executive Officer, other senior executives of the Company or appropriate executives as designated by the Company, you agree to promptly disclose any Consultant Proprietary Information and Works so that the Company may confirm its ownership.

g. In the event that the Consultant Proprietary Information and Work, Applications or Patents, trademarks, copyrights, trade secrets and other intellectual property rights relating thereto are not deemed a work-made-for-hire for the Company or are not fully assigned herein to the Company for any reason whatsoever, you hereby grant the Company an exclusive, irrevocable, fully-paid, royalty-free, fully-transferable, perpetual, worldwide license in and to all such Consultant Proprietary Information and Work and Applications, Patents, trademarks, copyrights, trade secrets and other intellectual property rights relating thereto. Pursuant to such license, the Company shall have the right to use the whole Consultant Proprietary Information and Work, any part or parts thereof, or none of the Consultant Proprietary Information and Work, as the Company sees fit. The Company may alter the Consultant Proprietary Information and Work, add to it, or combine it with any other Consultant Proprietary Information and Work or other materials, in its sole discretion.

h. To the fullest extent allowed by law, you hereby expressly and irrevocably waive in favor of the Company or its nominee, any and all moral rights arising under statute, treaty or at common law that you have now or may have in the future with respect to any Consultant Proprietary Information and Work. Such moral rights include, without limitation, the right to attribution of authorship, the right to restrain distortion and modification and the right to prohibit any use of any such Consultant Proprietary Information and Work in association with a product, service, cause or institution that might be prejudicial to your honor or reputation.

i. If any other person provides Services under this letter agreement (subject to Section 1 above, which requires Radian’s consent), you shall require each of your employees, agents, contractors, and representatives to execute written agreements securing for the Company the rights provided for in this Section 6 prior to such employee, agent, contractor, or representative providing any Services under this letter agreement.

j. You further agree that you will not seek, and that you will require your employees, agents, contractors, and representatives not to seek, patent, copyright, trademark, trade secret, registered design or other protection for any rights in any inventions, Consultant Proprietary Information and Work, works of authorship, proprietary data or other materials developed pursuant to this letter agreement. You will not use, register, or take other action with respect to any name, trade name, brand name, logo, trademark, service mark, or other identifier used anywhere in the world by the Company.

k. At its discretion, the Company may employ other vendors for the same or similar services as provided under this letter agreement.

7. Remedies. You acknowledge that because the Services are personal and unique and you will have access to and have become and will become acquainted with the Confidential Information of the Company, and because any breach by you of any of the restrictive covenants and agreements contained in Sections 5 and 6 of this letter agreement may result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Sections 5 and 6 of this letter agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants and agreements set forth in Sections 5 and 6 of this letter agreement. You agree that in any action in which the Company seeks injunction, specific performance or other equitable relief, you will not assert or contend that any of the provisions of Sections 5 and 6 are unreasonable or otherwise unenforceable. If and to the extent that a court of competent jurisdiction determines that you have breached Sections 5 and 6 of this letter agreement, in addition to and without limitation of any additional rights or remedies, in law or in equity, available to the Company, no further payments will be made under this letter agreement, and this letter agreement shall immediately terminate.

8. Taxes and Insurance. You shall perform the Services to be provided hereunder as an independent contractor. You shall be responsible for the payment of all applicable taxes arising from your performance of, and payment received for, the Services, including without limitation any income tax, social security, withholding tax, unemployment insurance, medical insurance, liability insurance, worker’s compensation insurance, self-employment taxes, or any other type of similar expense. The parties agree that the Company shall not withhold any amounts for taxes or pay any of the taxes or fees contemplated in the preceding sentence in connection with your Services to the Company. The Company will report all compensation income under this letter agreement on a Form 1099. You agree to indemnify and hold the Company harmless from any liability the Company may incur resulting from or arising out of your failure to make tax payments. You are solely responsible for maintaining appropriate policies of insurance, in your sole discretion, to cover any such contingencies.

9. Indemnification. The Company shall indemnify you and hold you harmless for and against all losses, damages, costs, charges, reasonable counsel or other fees, payments expenses and liabilities arising out of or attributable to (i) the Company’s refusal or failure to comply with the terms of this Agreement; (ii) the Company’s lack of good faith, gross negligence or willful misconduct with respect to the Company’s performance under or in connection with this Agreement; and (iii) all actions taken by you under this Agreement in good faith without gross negligence, willful misconduct or reckless disregard of your duties. You shall not be liable for, and shall be entitled to rely upon, and act upon information, records and reports generated or provided by the Company, advice of the Company, or of counsel for the Company, and shall be without liability for any action reasonably taken or reasonably omitted pursuant to such material.

10. Consultant Representations.

a. You represent and warrant to Radian that:

(i) your execution and delivery of this letter agreement and the performance of the Services will not violate the provisions of any agreement to which you are a party or are otherwise bound (including without limitation, confidentiality, non-competition and non-solicitation obligations) or any governmental policy, regulation or law, including any judicial decree or order to which you are bound;

(ii) you are not a party to any existing agreement, and during the Term you will not become a party to an agreement, that would prevent you from performing your obligations hereunder;

(iii) the performance of the Services and the manner of such performance by you do not and will not violate or in any way infringe upon any rights of third parties, including property, contractual, employment, trade secrets, proprietary information and non-disclosure rights, or any trademark, copyright, patent or other intellectual property rights; and

(iv) you have full legal right to irrevocably assign to the Company all rights in and to the Consultant Proprietary Information and Work contemplated by Section 6.

b. You shall observe and comply with:

(i) all applicable laws, rules and regulations in the performance of the Services; and

(ii) Radian’s policies and procedures for information security and other policies and procedures applicable to consultants.

11. Assignment. Neither you, on the one hand, nor Radian, on the other hand, may assign or delegate any of your or its rights, duties or obligations hereunder without the prior written consent of the other party; provided, that Radian may, without your consent, assign this letter agreement to any of its affiliates or to any successor by merger or any entity acquiring all or substantially all of Radian’s assets. This letter agreement shall inure to the benefit of, and be binding upon, the parties’ permitted successors and assigns.

12. Improper Assignment Void. Any purported assignment in violation hereof shall be null and void and of no effect whatsoever.

13. Term and Termination.

a. The term of this letter agreement will commence on the Commencement Date and end on June 30, 2027, or until terminated earlier by either party as described below (the “Term”).

b. You may terminate this letter agreement at any time by providing not less than 30 days’ prior written notice to Radian. Radian may terminate this letter agreement, with or without prior written notice, solely on the basis of Cause (as defined below) or your death or Disability (as defined below). In the event of termination of this letter agreement by you or by Radian for Cause, death or Disability, Radian shall be obligated to pay you only for the Services rendered before the date of termination in accordance with this letter agreement.

c. The term “Cause” shall mean your (i) material violation of the Company’s Code of Conduct and Ethics as applicable to a former employee; (ii) gross negligence or willful misconduct in the performance of your duties with the Company; or (iii) breach of the restrictive covenants described in Sections 5 and 6 of this letter agreement, or your material breach of any other provision of this letter agreement. The term “Disability” shall mean that you have been determined to be totally disabled by the Social Security Administration.

d. The provisions of Sections 5-10 shall survive any termination of this letter agreement.

14. Applicable Law. This letter agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of laws principles. The parties hereto agree to the exclusive jurisdiction of the federal and Pennsylvania state courts located in the Commonwealth of Pennsylvania for all matters arising under this letter agreement. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this letter agreement or the transactions contemplated hereby.

15. Integrated Agreement. This letter agreement constitutes the entire understanding and agreement between you and Radian concerning the subject matter hereof. This letter agreement supersedes all prior written or oral agreements or understandings existing between you and Radian concerning the subject matter hereof (other than as set forth herein).

If the foregoing correctly sets forth the agreement between us, please so indicate by signing the copy of this letter agreement in the space set forth below and returning it to me, whereupon it shall constitute our binding agreement.

Very truly yours,

RADIAN GROUP INC.

By:
	Name:	Mary Dickerson
	Title:	Senior Executive Vice President, Chief People and Operating Officer
Date:

ACKNOWLEDGEMENT AND ACCEPTANCE

The undersigned acknowledges receipt of this letter agreement setting forth the terms and conditions governing the engagement to perform Services as an independent contractor and agrees to all terms and conditions of this letter agreement, to the extent provided in this letter agreement, including the restrictive covenants described in Sections 5 and 6 of this letter agreement.

Richard G. Thornberry	Date

APPENDIX A

SERVICES AND COMPENSATION

1. The following Services shall be provided under this letter agreement:

You will provide consulting services to Radian with respect to the business and operations of the Company and its subsidiaries as the Chief Executive Officer of Radian may request.

2. The compensation for the Services under this letter agreement shall be as follows:

You will receive compensation in the amount of $83,333 per month, which shall be payable to you in arrears in the month following the month in which the Services were performed. If you do not provide Services for an entire month, such as the last month during the Term in the event this letter agreement is terminated early in accordance with Section 12(b), any consulting fee payable for such month shall be pro-rated to reflect the number of business days that you performed Services during the month, compared to the number of business days in the month.

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